Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated June 16, 2026, which includes an explanatory paragraph related to Market Technology Acquisition Corporation’s ability to continue as a going concern, relating to the financial statements of Market Technology Acquisition Corporation as of May 12, 2026 and for the period from April 10, 2026 (inception) through May 12, 2026, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
June 16, 2026